Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 11th day of December, 2008 by and between Telos Corporation, a Maryland corporation, for itself and its subsidiary companies, divisions, affiliates and operating entities (the “Company”) and Robert J. Marino (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Company and the Executive desire to enter into this Agreement pertaining to the employment of the Executive by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company hereby agree as follows:

1. Performance of Services. The Executive’s employment with the Company shall be subject to the following:

(a)	Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its Executive Vice President, Special Projects during the Agreement Term (as defined below).

(b)	During the Agreement Term, the Executive shall devote full time (reasonable sick leave and vacations excepted) and best efforts, energies and talents to serving the Company.

(c)	The Executive agrees to perform his duties faithfully and efficiently subject to the direction of the Company. The Executive will have such authority, power, responsibilities and duties as are inherent in such position and necessary to carry out such responsibilities and the duties required hereunder.

(d)	Notwithstanding the foregoing, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other profit or not-for-profit organizations, and similar activities, to the extent that such other activities do not, in the judgment of the Company, inhibit or prohibit the performance of the Executive’s duties under this Agreement or conflict in any material way with the Company’s business.

(e)	The Executive shall not be required to perform services under this Agreement during any period in which determined as Disabled (as defined below).

(f)	The “Agreement Term” shall be the period beginning on December 11, 2008, for a one year period, and thereafter automatically renewing for consecutive one year periods unless terminated in accordance with the provisions hereof.

2. Compensation and Benefits. While the Executive is employed by the Company pursuant to this Agreement, the Company shall compensate him for his services as follows:

(a)	Base Salary. During the Agreement Term the Executive shall receive an annual base salary of no less than $236,178 (the “Salary”), payable in accordance with the Company’s payroll cycle.

(b)	Annual Bonus. The Company shall provide to the Executive an annual bonus opportunity, based upon the Company’s annual bonus plan, and performance achievements of the Company and of the Executive. Any annual bonus for the Executive in each fiscal year shall be determined by the Management Development and Compensation Committee, subject to approval by the Board of Directors, and shall be based upon the annual bonus plan actual performance achieved by the Company and by the Executive in such fiscal year as compared with the planned/expected performance of the Company and the Executive for such fiscal year. Any such annual bonus shall be paid to the Executive as soon as practicable following its approval.

(c)	Stock Options and Restricted Stock Grants. The Executive shall be eligible for additional stock options and restricted stock grants under any of the Company’s stock option and restricted stock plans in an amount determined by the Management Development and Compensation Committee, subject to approval by the Board of Directors, and which is commensurate with the level of option awards and stock grants made to other senior Executives of the Company. Such options and/or grants shall be subject to the terms and conditions of the applicable standard stock option and restricted stock plans and agreements adopted by the Company.

(d)	Expense Reimbursement. While the Agreement is in effect, the Company will reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the performance of his duties for the Company. Such reimbursement is subject to the submission to the Company by the Executive of appropriate documentation and/or vouchers, and will be made in accordance with the customary procedures of the Company for expense reimbursement, as may from time to time be established.

(e)	Vacation. While the Agreement is in effect, in each fiscal year of the Company, the Executive shall be entitled to 6 weeks paid vacation time, which vacation shall be cumulative from year to year until corporate maximum occurs.

(f)	Other Benefits. The Executive shall be eligible to participate in any and all plans maintained by the Company to provide benefits for its salaried senior Executives, and, including, without limitation, any pension, profit sharing or other retirement plan, any life, accident, disability, medical, hospital or similar group insurance program and any other benefit plan, subject to the normal terms and conditions of such plans.

3. Termination. The Executive’s employment with the Company pursuant to this Agreement may terminate under the following circumstances.

(a)	Death. The Executive’s employment hereunder shall terminate upon his death.

(b)	Disability. If the Executive becomes Disabled, the Company may terminate Executive’s employment. For purposes of this Agreement, the Executive shall be deemed to be “Disabled” if (i) eligible for disability benefits under the Company’s long-term disability plan, or (ii) has a physical or mental disability which renders Executive incapable, after reasonable accommodation, of performing substantially all of Executive’s duties hereunder for a period of 180 days (which need not be consecutive) in any 12-month period. In the event of a dispute as to whether the Executive is Disabled, the Company may, at its expense, refer Executive to a licensed practicing physician of the Company’s choice and the Executive agrees to submit to such tests and examination as such physician shall deem customary and appropriate.

(c)	Cause. The Company may terminate the Executive’s employment hereunder immediately and at any time for Cause by written notice to the Executive detailing the basis for the Cause termination. For purposes of this Agreement, “Cause” means (i) gross negligence or willful and continued failure by the Executive to substantially perform his duties as an Executive of the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Executive’s dishonesty, fraudulent misrepresentation, willful misconduct, malfeasance, violation of fiduciary duty relating to the business of the Corporation; or (iii) conviction of a felony.

(d)	Without Cause. The Company may terminate the Executive’s employment hereunder immediately and at any time without Cause by written notice to the Executive.

(e)	Termination of Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written notice not less than 30 days prior to such termination.

(f)	Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the parties.

(g)	Date of Termination. “Date of Termination” means the last day that the Executive is employed by the Company under the terms of this Agreement, provided that Executive’s employment is terminated in accordance with one of the foregoing provisions.

(h)	Change in Control means an occasion upon which (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act) other than a Director or other fiduciary holding securities under an employee benefit plan of the Company or a corporation controlled by the Company, acquires (either directly and/or through becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act)), directly or indirectly, securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (or has acquired securities representing 50% or more of the combined voting power of the Company’s then outstanding securities during the 12-month period ending on the date of the most recent acquisition of Company securities by such person); or (ii) during any period of twelve (12) consecutive months (not including any period prior to the adoption of this Agreement), individuals who at the beginning of such period constitute the Board and any new Director (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this Paragraph) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) any of (a) the Company consummates a merger, consolidation, reorganization, recapitalization or statutory share exchange (a “Business Combination”), other than a Business Combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power and at least 50% of the combined total fair market value of the securities of the Company or such surviving entity outstanding immediately after such Business Combination, (b) the Company’s shareholders approve a plan of complete liquidation of the Company, or (c) the Company completes the sale or other disposition of all or substantially all of its assets in one or a series of transactions.

4. Rights Upon Termination. The Executive’s right to payments and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following:

(a)	If the Executive’s Date of Termination occurs for Cause, or if the Executive terminates the Agreement in accordance with paragraph 3(e) above, the Company shall pay to the Executive:

(i)	A lump-sum payment equivalent to the remaining unpaid portion of the Executive’s Salary for the period ending on the Date of Termination.

(ii)	A lump-sum payment for all accrued and unused vacation days.

(iii)	Any other payments or benefits to be provided to the Executive by the Company pursuant to any Executive benefit plans or arrangements adopted by the Company, to the extent such payments and benefits are earned and vested as of the Date of Termination, or are required by law to be offered for periods following the Executive’s Date of Termination. In addition, any bonus which has been earned by Executive and approved by the appropriate corporate authorities but which remains unpaid as of the date of Executive’s termination of employment, shall be paid to Executive at such time and in such manner as if Executive had continued to be employed by the Company.

(b)	If the Company terminates the Executive without Cause, or due to Disability, or due to death, or after a Change in Control the Executive incurs a termination of employment, voluntary or involuntary, for any reason, then in addition to the amounts payable under the preceding paragraphs, the Executive shall be entitled to:

(i)	Payments over a 3-month period of an amount equal to the amount of monthly salary which the Executive was being paid as of the date of the Executive’s termination of employment. Such payments will commence as of the month following the date that the Executive incurs a separation from service, as such term is defined in the context of Section 409A of the Code. Such payments will continue over the 3-month period in accordance with the Company’s normal payroll cycle. In the event that the Executive dies prior to the completion of the 3-month payment cycle, any amounts remaining unpaid as of the date of Executive’s death will be paid to Executive’s estate until the completion of the 3-month payment cycle. In the event that Executive’s employment with the Company is terminated due to Executive’s death, all payments to be made in connection with the 3-month payment cycle will be paid to Executive’s estate.

(ii)	Immediate vesting of the unvested portion of any outstanding stock option and any outstanding share of restricted stock, notwithstanding any contrary terms in any restricted stock agreement applicable to Executive.

(iii)	Continued coverage under the medical, dental, short and long-term disability, life, and other similar non-retirement benefit programs for the 18-month period listed above, as if Executive was still employed by the Company. If pursuant to the terms and conditions of such benefit programs, such continued coverage cannot be provided, Executive shall be entitled to payment of the cash equivalent of such benefits as if the Executive was still a plan participant. Notwithstanding the above, during the above-referenced 18-month period, the Company will also pay to Executive (or to Executive’s estate, as the case may be), a periodic amount representing the cash equivalent of the employer matching contribution, as if the Executive was still a plan participant, that would otherwise have been contributed on Executive’s behalf to the IRC Section 401(k) program maintained by the Company with respect to such 18-month period under the following assumptions:

(a) Executive would have made a voluntary salary reduction contribution to the IRC Section 401(k) program with respect to the 3-month payments based upon the salary reduction election in effect on behalf of the Executive as of the date of Executive’s termination of employment.

(b) No additional “constructive matching” payments will be made under this provision in respect of a calendar year once the combination of the actual matching contributions made on behalf of Executive to the IRC Section 401(k) program for such calendar year plus the “constructive matching” payments made to Executive pursuant to this provision for such calendar equal the maximum amount of matching contributions that could have allocated to Executive’s account under the terms of the IRC Section 401(k) program with respect to such calendar year.

(c) The “constructive matching” payments will be made at such times as the Company remits the actual matching contributions to the IRC Section 401(k) program.

(c)	The undertakings of the Company in connection with paragraphs b(i), b(ii) and b(iii), above, are contingent upon Executive’s compliance with the non-compete, confidentiality, and non-solicitation provisions of Sections 5, 6 and 7. Should the Company determine that the Executive has committed an infraction of any component of Section 5, Section 6 or Section 7, the Company shall notify the Executive of its determination and provide the Executive with 10 business days to cure the infraction or present convincing evidence that no infraction has occurred. Should the infraction not be subject to cure, or should Executive otherwise fail to cure such infraction within 5 business days of such notice, then the Company may discontinue the payment referenced in paragraph b(i) and the continuation of benefits referenced in paragraph b(iii) and any otherwise unexercised stock option will be forfeited.

(d)	To the extent required by Section 409A of the Code, if the Executive separates from service with the Company for any reason other than death and the Executive constitutes a “specified employee” as defined in Section 409A(2)(B)(i) of the Code at the time of separation from service, then payment to the Executive of any amounts pursuant to Section b(i) and payment of any cash amounts pursuant to Section b(iii) shall not commence until a date that is six months following the date of the Executive’s separation from service with the Company. Upon the date which is six months following the date of Executive’s separation from service, all previously accrued monthly amounts shall be payable in a lump sum and future amounts will continue to be paid pursuant to the remaining term of the 3-month payment cycle. The above-referenced six month delay in payment shall only apply to the extent required by Section 409A of the Code, such that such delay shall not apply to payments made in connection with an involuntary termination of employment provided such payments fall within the dollar threshold described in Treas. Reg. § 1.409A-1(b)(9)(iii).

5. Non-Competition. During the Agreement Term and for a period of 12 months subsequent to the date of termination, the Executive shall not, without the prior written consent of the Company, directly or indirectly, (i) own or acquire in any manner any interest (other than the ownership solely for investment purposes of not more than five percent of the shares of any corporation, the shares of which are publicly and regularly traded on a national securities exchange or in the over-the-counter market) in any person, firm, partnership, company, association or other entity that competes with the Company in the business of enterprise security and integration solutions and services to customers in the United States government and industry (the “Business”), (ii) be employed by, or serve as an Executive, agent, officer, director of, any person, firm, partnership, corporation or provider of services competitive with the Business of the Company, or (iii) provide financial, technical, marketing or other assistance or act as a representative, broker, director, officer, Executive, advisor, consultant or agent of any person or entity that is competitive with the Business of the Company.

6. Confidentiality. The Executive promises that he will receive, develop and hold Confidential Information (as defined below) in strict confidence and will not use or disclose Confidential Information, or make copies of any documents containing Confidential Information, except in furtherance of the Business of the Company, unless the Company provides prior written consent. The Executive further agrees to use reasonable efforts to safeguard the Confidential Information and protect it from disclosure, misuse, loss or theft. The foregoing promises of confidentiality shall not apply if and to the extent that the Executive is ordered by a court or other governmental agency to disclose Confidential Information, provided the Executive has given the Company prompt written notice of the order or subpoena and provides all reasonable cooperation necessary to limit such disclosure and to protect the confidentiality of any Confidential Information so disclosed. “Confidential Information” means all nonpublic information (whether or not specifically labeled or identified as confidential), that has been or is disclosed to, developed or learned by the Executive as a result of employment with the Company and that relates to the business, finances, products, services, customers, research or development of the Company or third parties with whom the Company does business or from whom the Company receives information. The definition of Confidential Information includes, but is not limited to, the following: access codes, security devices and naming conventions used in software and hardware systems; databases of information; other proprietary software; proprietary specifications for hardware and software platforms, the identity and transactions with customers, clients and suppliers; marketing product and service plans, objectives and strategies; tactical objectives, approaches, and competitive advantages; internal financial information; specialized marketing programs related to products and services offered or under development by the Company (or any parent or affiliate of the Company); data and reports related to marketing programs; proprietary systems and operations manuals; proprietary training manuals; proprietary technical and scientific know-how, data and strategies; the Company’s information gathering processes and compilations of information; and information disclosed to the Company by its business partners, licensees, customers and clients in reliance on promises that its confidentiality will be preserved.

7. Non-Solicitation.

(a)	The Executive recognizes that the Company incurs significant expense in training Executives to provide services in accordance with the Company’s Business and that the Company will disclose Confidential Information to each such Executive. The Executive promises that, during the Agreement Term and for a period of 12 months after expiration of the Agreement Term, the Executive will not, without the prior written consent of the Company, knowingly hire, directly or indirectly, any person then employed by the Company, or knowingly solicit, directly or indirectly, such a person either to terminate or diminish employment with the Company, or to work for any other person or entity, whether or not a competitor, and the Executive shall not approach any such Executive for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(b)	The Executive also acknowledges that the Company incurs significant expense in developing business partners, licensees, customers and clients. The Executive promises that, during the Agreement Term and for a period of 12 months after the Agreement Term ends, the Executive will not, without the prior written consent of the Company, knowingly directly or indirectly, solicit any customer, business partner, licensee or client of the Company to terminate or diminish its business relationship with the Company or to purchase any product or service that is or may be used as a substitute for any product or service of the Company, and the Executive shall not knowingly approach any such customer, supplier, lessor or lessee for such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

8. Restrictions Reasonable. Executive agrees that the restrictions set forth in sections 5 (Non-Competition), 6 (Confidentiality), and 7 (Non-Solicitation) are reasonable, proper and necessitated by the legitimate business interests of the Company, and do not constitute an unlawful or unreasonable restraint upon Executive’s ability to earn a living. Executive acknowledges that it may be impossible to asses the monetary damages occurred by Executive’s violation of sections 6, 7 or 8 of this Agreement, that violations of those sections will be material breaches of this Agreement and will cause irreparable injury to the Company. Accordingly, Executive agrees that Company will be entitled, in addition to all other rights and remedies which may be available, to an injunction in joining and restraining Executive and any other involved party from committing a violation of this Agreement, and Executive consents to the issuance and entry of such injunction. In addition, Company will be entitled to such damages as it can demonstrate that it sustained by reason of the violation of this Agreement by the Executive and/or others. The parties agree that in the event of any litigation to enforce or interpret this Agreement, the prevailing party will be entitled to recover all costs, including reasonable attorney’s fees, from the non-prevailing party. In the event Company enforces this section through a Court Order, Executive agrees that the restriction on Executive following termination of employment set forth in this Agreement shall remain in effect for a period of one year from the date of the final Court Order enforcing this Agreement.

9. Return of Materials. Upon the Executive’s Date of Termination, or at any time upon the Company’s request, the Executive (or if deceased, the Executive’s personal representative) shall promptly deliver to the Company without retaining copies, all tangible things that are or contain Confidential Information. The Executive or such personal representative shall also promptly deliver to the Company all computer print-outs, books, software manuals and directions, floppy disks and other such media for storing software and information, work papers, files, customer lists, supplier lists, Executive lists, telephone and/or address books, Rolodex or equivalent cards, memoranda, appointment books, calendars, Executive manuals, sales aides, keys and other tangible things provided to the Executive by the Company, or authored in whole or in part by the Executive within the scope of his employment by the Company, even if they do not contain Confidential Information; provided that the Executive shall not be required to deliver personal files and personal information unrelated to the Company’s business. At the time of such deliveries, the Executive shall disclose to the Company any passwords or other knowledge required to access and use any of the foregoing. The Executive acknowledges that he does not have, and will not acquire, any ownership rights in such materials and things.

10. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors or beneficiaries.

11. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

12. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

To the Company:	Telos Corporation
19886 Ashburn Road
Ashburn, VA 20147
Attn.: General Counsel

To the Executive:	Robert J. Marino
5910 SE Oakmont Place
Stuart, FL 34997-8636

13. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

14. Waiver of Breach. No waiver of either party hereto of a breach of any provision of this Agreement by the other party will operate or be construed as a waiver of any subsequent breach by such other party. The failure of either party to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

15. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the Executive and the Company, shall have any rights under or interest in this Agreement or the subject matter hereof.

16. Choice of Law and Forum Selection. This Agreement shall be governed by the laws of the Commonwealth of Virginia as to its validity, interpretation and enforcement. Should it be necessary for the Company to file suit, exclusive jurisdiction will lie in the courts of the Commonwealth of Virginia.

17. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

19. Acknowledgement by Executive. The Executive represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement; he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Company as to the contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against either party hereto.

IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, as of the date above first written.

EXECUTIVE	TELOS CORPORATION,
a Maryland corporation

/s/ Robert J. Marino	By:	/s/ John B. Wood
Robert J. Marino		John B. Wood
Executive		Chief Executive Officer